Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Pennsylvania Dividend
Advantage Municipal Fund 2
333-71930
811-10549

A special meeting of the shareholders
of the Nuveen Pennsylvania Dividend
Advantage Municipal Fund 2 was
held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
3,574,233 and
the number of negative votes:  28,151

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007576.